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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1(B), (C) AND (D)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)



                              Proginet Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  83169 M-20-3
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83169 M-20-3                 13G                     Page 2 of 6 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kevin M. Kelly
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    906,918 (includes currently exercisable
     BENEFICIALLY                 options to purchase 318,765 shares of
       OWNED BY                   common stock).
         EACH      -------------------------------------------------------------
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  906,918
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           906,918 (includes 318,765 shares of common stock subject to currently exercisable options).
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.32%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 83169 M-20-3                 13G                     Page 3 of 6 Pages

--------------------------------------------------------------------------------

ITEM 1.

          (a)  Name of Issuer:

               Proginet Corporation

          (b)  Address of Issuer's Principal Executive Offices:

               Proginet Corporation
               200 Garden City Plaza
               Garden City, New York 11530

ITEM 2.

          (a)  Name of Person Filing:

               Kevin M. Kelly

          (b)  Address of Principal Business Office or, if none, Residence:

               Proginet Corporation
               200 Garden City Plaza
               Garden City, New York 11530

          (c)  Citizenship:

               United States of America

          (d)  Title of Class of Securities:

               Common Stock, par value $.001 share

          (e)  CUSIP Number: 83169-M-20-3

CUSIP No. 83169 M-20-3                 13G                     Page 4 of 6 Pages

--------------------------------------------------------------------------------


ITEM  3.  IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO   SS.SS.240.13D-1(B)   OR
240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.   OWNERSHIP.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 906,918 shares.

Pursuant to the rules of the Securities and Exchange Commission respecting beneficial ownership, includes 318,765 shares which were not actually outstanding, but which were issuable upon exercise of options held by the undersigned that are presently exerciseable in full, or will be within sixty
(60) days. Such shares are considered outstanding for the purpose of computing the "Percent of Class" below.

          (b)   Percent of class: 6.32%

          (c)   Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 906,918.

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 906,918.

          (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

CUSIP No. 83169 M-20-3                 13G                     Page 5 of 6 Pages

--------------------------------------------------------------------------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

CUSIP No. 83169 M-20-3                 13G                     Page 6 of 6 Pages

--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 4, 2003
                                        ----------------------------------
                                                      Date

                                                /s/ Kevin M. Kelly
                                        ----------------------------------
                                                    Signature


                                                  Kevin M. Kelly
                                        ----------------------------------
                                                    Name/Title